Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2025 Management Incentive Compensation Plan of International Seaways, Inc. of our reports dated February 27, 2025, with respect to the consolidated financial statements of International Seaways, Inc. and the effectiveness of internal control over financial reporting of International Seaways, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 23, 2025